Exhibit 3.11

CERTIFICATE OF MERGER

OF

OFFSHORE PETROLEUM CORP.

AND

OFFSHORE PETROLEUM CORP.

It is hereby certified that:

1.  The constituent business corporations participating in the merger herein certified are:

(i)  Offshore Petroleum Corp. (“Offshore-Delaware”), which is incorporated under the laws of the State of Delaware; and

(ii)  Offshore Petroleum Corp. (‘Offshore-Florida’), which is incorporated under the laws of the State of  Florida.

2.  An Agreement and Plan of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by Offshore-Delaware in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware and by Offshore-Florida in accordance with the laws of the State of its incorporation.

3.  The name of the surviving corporation in the merger herein certified is Offshore Petroleum Corp., a Florida corporation, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the laws of the State of Florida.

4.  The certificate of incorporation of Offshore-Florida, as now in force and effect, shall continue to be the certificate of incorporation of said surviving corporation until amended and changed pursuant to the provisions of the laws of the State of its incorporation.

5.  The executed Agreement and Plan of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows:
110 East Broward Boulevard, Suite 1700
Ft. Lauderdale, FL 33301

6.  A copy of the aforesaid Agreement and Plan of Merger will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

7.  The aforesaid surviving corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Offshore-Delaware, as well as for enforcement of any obligation of said surviving corporation arising from the merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of Offshore-Delaware as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware:

110 East Broward Boulevard, Suite 1700
Ft. Lauderdale, FL 33301

Dated: November 30, 2010	OFFSHORE PETROLEUM CORP.

	By:	/s/ John Rainwater
John Rainwater, President

Dated: November 30, 2010	OFFSHORE PETROLEUM CORP.

	By:	/s/ John Rainwater
John Rainwater, President